EXHIBIT 10.1

AMENDMENT NO. 3 TO THE LICENSE AGREEMENT

THIS AMENDMENT NO. 3 (this "Amendment") to that certain License Agreement dated as of December 6, 2017, by and between XOMA (US) LLC, a Delaware limited liability company ("XOMA"), having an address of 2200 Powell Street, Suite 310, Emeryville, CA 94608 and Rezolute, Inc. (formerly known as AntriaBio, Inc.), a Delaware corporation ("Rezolute"), having an address of 201 Redwood Shores Parkway, Redwood City, CA 94065, as amended by Amendment No. 1 dated March 30, 2018, and further amended by Amendment No. 2 dated January 7, 2019 (collectively, the "License Agreement"), is entered into by and between XOMA and Rezolute effective as of March 31, 2020 (the "Effective Date"). Each of XOMA and Rezolute may be referred to herein as a "Party", or jointly as the "Parties". Terms used but not otherwise defined herein shall have the meanings ascribed to them in the License Agreement.

WHEREAS, the Parties desire to amend the License Agreement to revise certain provisions of the License Agreement related to the consideration to be paid to XOMA;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. Amendment. The following section of the License Agreement is hereby amended as follows:

(a)	Section 4.6 of the License Agreement is hereby amended to read in its entirety as follows:

4.6 Additional Payments. Rezolute shall pay XOMA a total of $2,608,950; provided, however, in that event that Rezolute completes a Qualified Financing at any time between the date hereof and the date of the final payment set forth below, Rezolute shall pay all amounts outstanding below within fifteen (15) days following the closing of the Qualified Financing:

Cash Payment #:	Cash Payment Amount	Time of Payment
1	$400,000	March 31, 2020
2	$400,000	No later than June 30, 2020
3	$400,000	No later than September 30, 2020
4	$400,000	No later than December 31, 2020
5	$400,000	No later than March 31, 2021
6	$400,000	No later than June 30, 2021
7	$208,950	No later September 30, 2021
	TOTAL: $2,608,950

(b)	The following new language is added to the end of Section 2.2 of the License Agreement:

Rezolute will provide XOMA with a quarterly cash forecast with sufficient detail to allow XOMA to assess the collectability of the above payments for quarterly accounting purposes. This quarterly reporting obligation shall continue until the above amounts are paid in full, with such reports to be delivered within 3 business days of the end of each calendar quarter.

Section 2. Effect of Amendment. Except as expressly provided for herein, all terms and conditions of the License Agreement shall remain in full force and effect.

Section 3. Governing Law. The validity, construction and interpretation of this Amendment and any determination of the performance which it requires shall be governed by and construed in accordance with the laws of the State of California without any reference to any rules of conflicts of laws.

Section 4. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same Amendment. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

REZOLUTE

By:	/s/ Nevan Elam

Nevan Elam, CEO

XOMA

By:	/s/Jim Neal

Jim Neal, CEO